Exhibit 99.2

CONSENT OF BANC OF AMERICA SECURITIES LLC

The Board of Directors

Watson Wyatt Worldwide, Inc.

901 N. Glebe Road

Arlington, VA 22203

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 26, 2009, to the Board of Directors of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) as Annex D to, and to the references thereto under the headings “SUMMARY—Opinion of Watson Wyatt’s Financial Advisor,” “TOWERS PERRIN PROPOSAL NO. 1 AND WATSON WYATT PROPOSAL NO. 1: THE MERGER AGREEMENT—Background of the Merger,” “TOWERS PERRIN PROPOSAL NO. 1 AND WATSON WYATT PROPOSAL NO. 1: THE MERGER AGREEMENT—Recommendation of Watson Wyatt’s Board of Directors and Reasons for the Merger” and “TOWERS PERRIN PROPOSAL NO. 1 AND WATSON WYATT PROPOSAL NO. 1: THE MERGER AGREEMENT—Opinion of Watson Wyatt’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Watson Wyatt and Towers, Perrin, Forster & Crosby, Inc., which joint proxy statement/prospectus forms a part of Jupiter Saturn Holding Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

September 3, 2009